UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 21, 2017

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

One Federal Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(617) 535-4766

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.             Entry into a Material Definitive Agreement.

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 21, 2017, Iron Mountain Incorporated, or the Company, Iron Mountain Information Management, LLC and certain other subsidiaries of the Company entered into a credit agreement with certain lenders, JPMorgan Chase Bank, N.A., as administrative agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, or the Credit Agreement, to amend and restate the Company’s then existing credit agreement, or the Prior Credit Agreement. The Prior Credit Agreement consisted of a $1,750.0 million revolving credit facility, or the Prior Revolving Credit Facility, and a term loan facility in an original principal amount of $250.0 million, or the Prior Term Loan Facility, and would have terminated in July 2019, at which point all obligations would have become due, subject to the Company’s right to extend the termination date by one year subject to the conditions that were set forth in the Prior Credit Agreement. As of June 30, 2017, the Company had $713.4 million and $225.0 million of outstanding borrowings under the Prior Revolving Credit Facility and the Prior Term Loan Facility, respectively.

The Credit Agreement provides for, among other things, (i) a continuing $1,750.0 million revolving credit facility, or the Revolving Credit Facility, and a $250.0 million term loan facility, or the Term Loan Facility, (ii) a new maturity date of August 21, 2022, at which point all obligations become due, and (iii) an option for the Company to request additional commitments in the form of term loans or through increased commitments under the Revolving Credit Facility, in a maximum amount as would not cause the aggregate of the commitments under the Revolving Credit Facility and the outstanding term loans to exceed $2,500.0 million, subject to conditions set forth in the Credit Agreement.  Similar to the Prior Credit Agreement, the Credit Agreement contains certain restrictive financial and operating covenants, including covenants that restrict the Company’s ability to complete acquisitions, pay cash dividends, incur indebtedness, make investments, sell assets and take certain other corporate actions.

As of August 21, 2017, the Company had approximately $998.0 million and $250.0 million of outstanding borrowings under the Revolving Credit Facility and the Term Loan Facility, respectively.  Borrowings under the Revolving Credit Facility are available for general corporate purposes.

The above description of the Credit Agreement is not complete and is subject to and qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the Company’s press release announcing the Credit Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.             Other Events.

Redemption of 6.125% CAD Senior Notes due 2021

On August 4, 2017, the Company’s wholly owned subsidiary, Iron Mountain Canada Operations ULC, or Iron Mountain Canada, called for redemption all of the C$200.0 million in aggregate principal amount outstanding of Iron Mountain Canada’s 6.125% CAD Senior Notes due 2021, or the CAD Notes due 2021, in accordance with the indenture and related supplement governing the CAD Notes due 2021.  The redemption date for the CAD Notes due 2021 was August 15, 2017, and the CAD Notes due 2021 were redeemed on that date at a redemption price of C$1,030.63 for each C$1,000 principal amount of CAD Notes due 2021 redeemed, plus accrued and unpaid interest to but excluding August 15, 2017. The redemption of the CAD Notes due 2021 was funded by borrowings under the Prior Revolving Credit Facility.

Amendment of Accounts Receivable Securitization Program

In March 2015, the Company entered into a $250.0 million accounts receivable securitization program, or the AR Securitization Program, involving several of its wholly owned subsidiaries and certain financial institutions.

Under the AR Securitization Program, certain of the Company’s subsidiaries sell substantially all of their U.S. accounts receivable balances to the Company’s wholly owned special purpose entities, or the AR Securitization Special Purpose Subsidiaries. The AR Securitization Special Purpose Subsidiaries use the accounts receivable balances to collateralize loans obtained from certain financial institutions. The AR Securitization Program was scheduled to terminate on March 6, 2018, at which point all obligations would become due. The maximum availability allowed is limited by eligible accounts receivable, as defined under the terms of the AR Securitization Program. As of June 30, 2017, the maximum availability allowed and amount outstanding under the AR Securitization Program was $250.0 million.

On July 31, 2017, the Company amended the AR Securitization Program to, among other things, (i) extend the maturity date from March 6, 2018 to July 30, 2020; and (ii) increase the maximum availability under the AR Securitization Program from $250.0 million to $275.0 million.

Item 9.01.             Financial Statements and Exhibits.

(d)  Exhibits

10.1

Credit Agreement, dated as of June 27, 2011, as amended and restated as of August 21, 2017, among the Company, Iron Mountain Information Management, LLC, certain other subsidiaries of the Company party thereto, the lenders and other financial institutions party thereto, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent, and JPMorgan Chase Bank, N.A., as Administrative Agent. (Filed herewith.)

99.1	Press release dated August 21, 2017. (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED

By:	/s/ Stuart B. Brown
Name:	Stuart B. Brown
Title:	Executive Vice President and Chief Financial Officer

Date: August 21, 2017